昆明圣火药业（集团）有限公司—合资 经营合同

Exhibit 10.9

Kunming Shenghuo Pharmaceutical Group Co., Ltd

Joint Venture Agreement

昆明圣火药业（集团）有限公司—合资 经营合同

Catalog

昆明圣火药业（集团）有限公司—合资 经营合同

Article 1: General Principles

1.1
In accordance with the Law of the People’s Republic of China on Chinese-Foreign Join Ventures, and other relevant law and regulations in People’s Republic of China, LAN’S INT’L MEDICINE INVESTMENT CO., LIMITED and SDIC Venture Capital Investment, Co., Ltd., ,agree to found a Joint Venture at Kunming, Yunnan Province, China.

Article 2: Contract Parties

2.1	The parties of the contract:

A.
LAN’S INT’L MEDICINE INVESTMENT CO., LIMITED (hereafter referred as "Party A"), a register corporation in Hongkong. The registered address is UNIT 2E, 2/F., RIGHT EMPEROR COMMERCIAL BUILDING, 122-126 WELLINGTON STREET, CENTRAL, HONGKONG.

Legal representative of the company: Lan Gui Hua .
Position: Chairman of the Board
Nationality: Chinese

B.
SDIC Venture Capital Investment, Co., Ltd (hereafter referred as "Party B"), a register company in Beijin,China.
The registered address is: International Investment Building ,No6-6, North street,Fu cheng men, Western city district, Beijing

Legal representative of the company: Deng Hua
Position: Vice General Manager
Nationality: Chinese

Article 3: Definitions

Unless the terms or context of this Contract provide otherwise, the following terms shall have the meaning set forth below:

3.1.
"Relevant Company" means any corporation, which is directly/indirectly controlled by each/both contract parties. The "controlled" means the parties have more than 50% voting share or registered capital.

3.2.	"article" means the Joint Venture Article signed by the Parties and approved by the authorities together with this contract

3.3.	"Board of Directors" means the board of director of the Cooperative Joint Venture.

3.4.
"Business License" means the Cooperative Joint Venture’s business license, which is issued by the State Administrate Bureau of Industry and Commerce or local administrative bureau for industry and commerce.

3.5.	"The Contract Period" means the contract period expressed in Article 16.

昆明圣火药业（集团）有限公司—合资 经营合同

3.6.	"Effective Date" means the date of the contract to be effective, namely the date on which this Contract is approved by the relevant authority

3.7.	"The Approval Authority" means the Ministry of Foreign Trade and Economic Committee, or its relevant local division or any government institution or agency empowered to approve this Contract.

3.8.
"Force Majeure" includes, but is not limited to, acts of God, war, terrorism, civil commotion, riot, blockade or embargo, delays of carriers, fire, explosion, labor dispute, casualty, accident, earthquake, epidemic, flood, windstorm, or by reason of any law, order, proclamation, regulation, ordinance, demand, expropriation, requisition or requirement or any other act of any governmental authority, including military action, court orders, judgments or decrees, or any other cause beyond the reasonable control of the affected party, whether or not foreseeable.

3.9.	" Joint Venture" (hereafter referred as "CJV") means the Chinese-Foreign Joint Venture, which is found by both parties pursuing to this contract.

3.10.	"The Regulations" mean the Regulations for the Implementation of the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment.

3.11.	"The Labour Law" means Labour Law of the Peoples Republic of China and the relevant Chinese statute and ordinance.

3.12.	"Manager" means the General Manager of the CJV and the other managers who are directly responsible to the General Manager.

3.13.	"Party" mans any party in Article 2.1

3.14.	"The Third Party" means the other natural person, corporation, organization and any entities, which are relevant to this contract.

3.15.	"The Three Funds" means the reserve fund, development fund, employee bounty and weal fund which is pursuant to Joint Venture Contract.

 Article 4: Establishment of the CJV

4.1
Shenghuo China was formed on Oct. thirteenth, 1995 in Kunming,Yunnan province, China with an initial capitalization of approximately RMB64,000,000, with Kunming Nanguo Biology Source Development Institute ("Nanguo") owning approximately 93.75% of its outstanding equity interests and SDIC Venture Capital Investment, Co., Ltd owning approximately 6.25% of its equity interests. In May, 2006, Nanguo transferred its 93.75% interest to Party A (Lan’s Int’l Medicine Investment Co., Ltd., a company formed under the laws of Hong Kong ("LIMI")).After that, since Party A owed 93.75% and Party B owed 6.25%, Shenghuo China was restructured into Chinese Foreign Equity Joint Venture under the laws of the PRC,

4.2	The Chinese name of the CJV is " 昆明圣火药业（集团）有限公司 " the English name is Kunming Shenghuo Pharmaceutical Group Co., Ltd."

昆明圣火药业（集团）有限公司—合资 经营合同

4.3	The registered address is No.2,Jinyou Road, Economic Development District, Kunmig City, Yunnan Province,China

4.4	The CJV may establish branches inside/outside China after approved by both the Board of Director and relevant government authority

4.5	The CJV is a legal entity pursuant to Chinese law. All the activity of the CJV should follow the provision of the law, statutes of China and relevant ordinance.

4.6
The CJV is a limited liability company. Each party bears the responsibility to the company with the limit of the amount of Registered Capital according with Article 6. The creditors to the CJV have recourse to the CJV’s assets, but not the Parties. Each party hereby shares the profit, bears the losses and risk according to its percentage of the registered capital .

Article 5: Business Scope and Size of the CJV

5.1
The purpose of the CJV is to further the understanding of Chinese market, develop Chinese medical industry and techniques in relevant fields, make the communication and cooperation between China and aboard deeper and spur the economic growth of Kunming city

5.2
The business scope of the CJV: Production and sale of hard capsule、soft capsule, powder、liquid, tablet, Cosmetic Products、healthy food processing、self-made good, and import and export business(excluding the import and distributing business)(operating the company according to business scope)

Article 6: Total Investment and Registered Capital

6.1	The total investment of the CJV is RMB 128,000,000; the registered capital is RMB 64,000,000.

6.2	The proportion of registered capital contributed by each party as follows:

1.	Party A: RMB60,000,000, 93.75% of the registered capital;

2.	Party B: RMB 4,000,000, 6.25% of the registered capital.

6.3	The ways of contributing investment of each party:

1.	Party A: should pay 60% of its share in 6 months after the CJV Business License issued, and pay the remainder within one year.

2	Party B: contribute its asset by original share hold in the original company

6.4
Whenever any party pays the contribution to the CJV, the Board of Director should immediately engage a Chinese registered accountant to audit the contribution, and issue an audit report in 60 days. Thereafter, according with format and content of the CJV Contract, the CJV should give the party a contribution certificate with signature of the Chairman of the Board and the stamp of the CJV in 30 days after receiving the financial report. And also submit a counterpart to relevant government authority. The General Manager should keep all the financial reports and the counterpart of the issued contribution certificate

昆明圣火药业（集团）有限公司—合资 经营合同

6.5
Alteration and addition the registered capital of the CJV should be agreed by both parties, be unanimous voted by the Board of Director, and be ratified by the examination and approval authority. After received the approval, the CJV should register the alteration to administrative bureau for industry and commerce

6.6	The Article 6.6 applies to alter the registered capital to the CJV

(1)	In according with the regulation below, each party hereby have preemptive right when another party is going to transfer all/part of registered capital

(a)
When the party (hereafter referred as "Transferor") which is going to transfer all/part of registered capital, it should give a written notice (hereafter referred as "transfer notice") to another party to clarify the identity of prospective transfereeôthe rights to be transferredôtransfer price and the other terms and conditions. The transfer notice became an irrevocable offer. Namely, the transferor will transfer its all/part of right with the price and the term and condition expatiated in the transfer notice.

(b)
Another party can hereby give a written notice (hereafter referred as "purchasing notice") to preemptive purchase the all/part transferred rights and interests not later than 60 days after received the transfer notice. In this period, according with the party reasonable requirement, the Transferor should immediately provide the relevant information of operation and financial status to prospective transferee to help it decide whether using its preemptive right.

(c)
If the party in paragraph (b) send out the purchasing notice for the whole or part of the transferred right in sixty days, the Transferor should sign transferring contract with it and assist with the procedures of getting approval and modification of registered capital。

(d)
If anther party do not issue the purchasing notice in 60 days under Article 6.6 (b), the transferor can hereby transfer all/part rights and interests to prospective transferee with the price not less than its in transfer notice. In addition, the terms and the condition should not excel in transfer notice.

昆明圣火药业（集团）有限公司—合资 经营合同

(e)
Transferorshould notice the finial transferring term and condition to another party in written notice in 2 days after transferee signed the transfer contract. If the transferee does not apply the transfer to examination and approval authority in 30 days after signed transferring contract, the transferee should according to Article 6.6 (1) t rerun the procedure before it transfer its any registered capital rights and interests.

(2)
In contract period, each party can transfer its all/part of rights and interests to the registered capital of the CJV to any relevant company at any time. After apply the original examination and approval authority, the company should also register the alteration. The party hereby gives up its preemptive right to another.

(3)
The party which transfers its rights and interests to it registered capital of the CJV should make sure the transferee to sign a effectual document, and then make the transferee to be one party of this contract restricted by the term and condition in this contract as the other contract party.

(4)
Each party should especial agree the article 6.9 to transfer the register capital, and further regard the Board of Director is going to agree the these transfer. To achievement this transfer, each party agree to quickly take any action to support the legal requirement, to sign any document as legal requirement, and urge the member of the Board quickly adopt these action above and singing document above. Registered Capital transfer should be approved by examination and approval authority. After received the approval, the CJV should register the alteration to administrative bureau for industry and commerce.

6.7
To support the balance between the total investment and registered capital, the CJV can apple loan form outside China financial organization or both parties provide shareholder loan. If both parties provide the shareholder loan, each party should provide the loan pursuant to the proportion in the CJV. If the lender require loan guarantee, both party should consult whether agree and what condition to provide the guarantee.

6.8
Without prior written notice from any party, the CJV cannot hypothecate and pledge all/part of registered capital to the CJV, or using the other means to set the credit to the registered capital, except the normal lien (the normal lien is the lien which is set by legal require to any holding entity, such as tax lien, or the lien which is set according to sponsored documents to the total asset (however do not nominated which asset is))

昆明圣火药业（集团）有限公司—合资 经营合同

Article 7: Responsibilities of the Parties

7.1	Except the other obligation set in this contract, both parties should fulfill the responsibility set at below:

1.	Party A Liability:

(1)	Assist the CJV to attribute its asset to CJV.

(2)	Assisting the CJV to engage part-time or fulltime foreign employees and technical professors

(3)	Assisting the CJV to get the visa for staffs and boards abroad

(4)	Assisting the CJV to decide the banks at home and abroad and get loans of foreign currency from the bank abroad

(5)	Assisting the CJV to improve economic performance and ability of earning profit adhered to the faith principle

(6)	Assisting the CJV to transact other commission from the Board of Director.

2.	Party B Liability:

(1)	Attribute its asset to CJV;

(2)	Assisting the CJV with party A to apply any license and permission which is required to the CJV, including but not limit to the approval, business license

(3)	Assisting the CJV to apply any license and permission which is required to the CJV

(4)	Assisting the CJV to achieve and recommend exchange register, and the other ratification which can hereby have the means to balance foreign exchange under Chinese law and regulation

(5)	Assisting the CJV develop potential Chinese clients to gain new business

(6)	Assisting the CJV to make the water, electricity power and road available for the location of the CJV

(7)	According to relevant Chinese law, administrative law, local regulations assisting the CJV to apply reasonable preferential tax and other investment encouragement.

(8)	Assisting the CJV to harmonize the relationship between the CJV and local government.

(9)	Assisting the CJV with the procedures of importing and declaring goods (including getting the necessary allowance and license

(10)	Assisting the foreign employees in Part A and CJV with visa, working certificate and residence permit

(11)	Assisting the CJV to hire managers, technical staffs and common workers when it requires

(12)	Assisting the CJV to get the RMB and foreign currency loan from domestic financial institution.

昆明圣火药业（集团）有限公司—合资 经营合同

(13)	Assisting the CJV to improve economic performance and ability of earning profit adhered to the faith principle

(14)	Assisting the CJV with free of tax reporting procedures of importing equipments in the scope of its investment

(15)	Assisting the CJV to transact other commission from the Board of Director.

Both parties agree to fulfill its liability listed in article 7.
 Article 8: Mutual Statement and Guarantee

8.1	Each party especial declare and ensure the data of the signing the contract and the effective data:

(1)	According with the law at the place of establishment or the place of registration, the party should be found legally, legal exist and accord with any regulation.

(2)
According with the relevant law and statutes, the party has achieved any requiring procedures and necessary approval, and then has the rights to sign the contract and fulfill the liability in this contract

(3)
The party has adopted all the necessary internal action to support it to achieve the rights to sign and fulfill the contract. the representation who sign this contract has been authorized by its party to sign this contract, and then the party is hereby restricted by this contract.

(4)	Since the data of the contract come into force, the contract hereby bring legal binding force to the party。

(5)
The party signing the contract and fulfilling the liability in the contract should not against any provision pursuant to the following terms, or induce it to breach any regulation, or induce it to not fulfill any article, internal regulation, any law, statutes, regulation, any authorization and approval from office or department, or any contract and contract which the part set to inhibit another party.

(6)
The Party does not have (as the Party know) any lawsuit, arbitration, and the other legal or administrative proceeding or office inquisition in the procedure, and then affect its ability to sign and fulfill the contract.

(7)
The party shall reveal all the holding information which maybe affect founding the CJV and further running the business, or might bring negative effect to another party’s will to sign the contract if it is revealed. In addition, the information provided to another party do not have any materially disloyalty and misleading presentation.

昆明圣火药业（集团）有限公司—合资 经营合同

(8)
If any party breaches the statement and promises in Article 8.1, the defaulting party shall compensate any loss, damage and claim (involving but not limited its relevant interest and reasonable attorney fee) hereby bring to observant party.

Article 9: The Board of Director

9.1	The Board of Director will be established at the data of business license issued. The Board of Director has the highest authority of the CJV.

9.2
The Board shall consist of 5 Directors, of whom 4 shall be appointed by Party A, and 1 shall be appointed by Party B. Each Director shall be appointed with written certificate of appointment. The term of appointment is 3 years. Any party may at any time remove and replace the director appointed by it, with written notice to the other shareholders, and may serve consecutive terms if reappointed by the Party. If a set on the Board in vacated due to the retirement, resignation, illness, disability or death of a Director, the Part, which originally appointed such Director, shall appoint a successor to sever out such Director’s term with written notice to other shareholder.

9.3
The Board shall have one Chairman appointed by Party A. The Chairman of the Board shall be the legal representative of the CJV. When the chairman is unable to perform his or her responsibilities, he/she shall designate another Director to temporarily represent the CJV.

9.4
One party accredits or removes the Director and appoint or replace the Chairman of the Board should notice to the other shareholder party in written. When the parties receive the notice, the Directors/ the Chairman of the Board appointed or removed shall hereby be effective. According with the Law, those accreditation, appointment, remove, replacement should be recorded in related examination and approval authorities and be registered with Administrative Bureau For Industry And Commerce which are in charge.

昆明圣火药业（集团）有限公司—合资 经营合同

9.5
The CJV has duty to the claim for compensation and the liability, which the Directors made for running the CJV, when those claim for compensation and liability do not be made with intentional failure of good behavior, fearful negligence or intentional break criminal law.

9.6
The first board meeting shall be held in 1 month after the Business License issued. Thereafter, board meeting shall be held at lest one time each year. Upon the written request of two or more Directors of the CJV specifying the matters to be discussed, the Chairman of the Board shall within 30 days convene an interim meeting of the Board.

9.7
To convene a meeting of the Board, the Chairman of the Board shall notify each director in written notice not later than 15 days before the meeting. The content of the notice should involve the time, location and the agenda of the meeting. The Chairman of the Board shall list all the matter as any director requirement in the agenda. Under the situation that any director does not to be convened appropriately, the board meeting is hereby held without efficacy, except the director give a notice to give up his/her rights before the meeting. The board meeting can be held at the location of the CJV’s registered address or the other location inside China decided by the Chairman of the Board. The Chairman of the Board also decides the agenda of the meeting convene and emcee the meeting.

9.8
Four Directors or their authorized representatives can make up of the legal attendance for all the Board Meeting. For all the suitable call up meeting, it the directors or their representatives are less than four persons therefore not make up the legal attendance, the Chairman shall notice all the directors 30 days advance for calling up another meeting. Each party shall ensure their directors personally or authorized representative presents all the suitable call up boards meeting.

9.9
If the director can’t attend the Meeting, he/she shall authorize a representative with an authorization letter to attend the meeting. The authorized representative has the same power & right as his/her authorizer. After being authorized, A person can representative at least one Director.

9.10
The Board will take the completed and accuracy records for all its meeting. The Board shall have all records in both Chinese and English for all the Directors who vote positive to the paper to sign on the meeting. The record Paper of Board Meeting shall be distributed to all the Directors within 15 days after the date of meeting. Directors who wish to modify or supplement the records, shall summit their options to Chairman by writing within 7 days after they receive the records (no more modify or supplements for the paper signed on the meeting.). Chairman shall finish and sign the record (the one will be the final version) , then distribute to each Director and each party after 30 days of the Meeting. The Joint Venture shall save all Board Meeting Records in Disk for both parties and their authorized representatives to access freely.

昆明圣火药业（集团）有限公司—合资 经营合同

9.11	The Board of Directors makes decisions on or approve all the major issues of The Joint Venture, including but not limited to:

(1)	to amend The Articles of Association of the company;

(2)	to merge with another economic association;

(3)	to dissolve or terminate the joint venture

(4)	to increase, assign or reduce the registered capital of the joint venture;

(5)	to invest to any other company or enterprise by the joint venture;

(6)	to establish the branches or other business places;

(7)	to sign, amend or terminate all the contracts with the value above USD 4 million between or among the joint venture and any shareholder or the relevant company;

(8)	the amount of the distributed profit after tax to both parties in any financial year, according to article 13.12

(9)	the amount of three funds drawn every fiscal year and any expense from the three funds;

(10)	to sell or purchase any fixed asset or real estate with the value over USD0.1million or the same value in other currency;

(11)
the annually and long term production plan, sale and promotion plan, the basic constructive plan, research and development plan, financing plan, budget and tax application sheet and audited financial report;

(12)	to sign the commerce contract about unusual business with the value over USD1 million or the same value in other currency;

(13)	the loan over USD0.5 million or the same value in other currency;

(14)	any guaranty or loan provided by the joint venture;

(15)	to establish the basic branch structure of the joint venture, the administrative posts beyond the contract included;

(16)	the internal policy and the main regulations and systems of the joint venture;

(17)	the appointment, dismissal, reward and welfare of the administrative persons;

(18)	to engage the external accountant, auditor and legal consultant;

昆明圣火药业（集团）有限公司—合资 经营合同

(19)	to open a bank account and appoint the person to sign;

(20)	to assume any litigation or arbitration by the joint venture and settle any legal request of the joint venture;

(21)	to approve and terminate any administrative service contract

9.12	All the following resolutions must be adopted by all the directors who are at present in person or entrust the representative to attend the directors’ meeting before they shall be made.

(1)	to amend the articles of the association;

(2)	to merge with another economic association;

(3)	to dissolve the joint venture or terminate its business;

(4)	to increase, assign or reduce the registered capital of the joint venture;

(5)	to approve or terminate any administrative service contract;

9.13
The other resolutions except the above must be adopted by at least half the directors who are at present in person or entrust the representative to attend the directors’ meeting before they shall be made.

9.14
If all the directors present at that time to sign any resolution in written form, the resolution can be adopted through telephone meeting or no meetings by the board of directors. The above resolutions shall be saved disk together with the meeting records and have the same validity with the ones adopted at the directors’ meetings

9.15
The directors have no reward for their post. Otherwise, their reasonable fees (included but not limited to travel expenses) arising from the performance of their duties shall be paid by the joint venture

ARTICLE 10 Management Organization

10.1
The joint venture shall establish its management organization to manage its business and decide on the terms and conditions of the management service and together with the regulations of the use of the management organs.

10.2
The management organs are led by the general manager, who shall be appointed or dismissed by the board of directors and responsible to the board of directors directly. The joint venture shall have a vice-general manager, general chartered accountant and other branch managers, who shall be all appointed or dismissed by the board of directors and responsible to the general manager.

昆明圣火药业（集团）有限公司—合资 经营合同

10.3	The general manager shall be responsible for the management of the daily business and execute all the affairs entrusted by the board of directors.

10.4
Unless the consent of the board of directors, the general manager and all the other administrative persons shall not concurrently serve as managers of any other companies or enterprises, shall not serve as directors, consultants or have any interests in any other competitive companies or enterprises.

10.5
The joint venture shall establish the basic department structure, other administrative persons not listed in this contract included. As for the establishment of other than the organizational structure and its administrative persons of the joint venture, its details shall be decided on the board of directors.

ARTUCLE 11 LABOR MANAGEMENT

11.1
The enrollment, dismissal, resignation, salary and welfare etc. of the joint venture shall be handled in accordance with law. The labor policy and regulations shall be approved by the board of directors and executed or supervised by the general manager.

11.2
The employees outside the administrative persons of the joint venture shall be employed in accordance with the terms of the individual labor contract. The administrative persons shall be employed in accordance with the terms of the individual labor contract approved by the board of directors.

11.3
The employees shall be selected according to their specialty qualification, personal feature and job experience. The statistic quantity and quality of the employees shall be decided on by the general manager according to the needs of business. The employees outside the administrative persons shall be interviewed and selected by the general manager or the persons appointed by the general manager and the persons arranged by party B will be given priority to engage. All the officers employed by the joint venture shall have completed three probation terms before they become the official employees.

11.4
When the employees works at the joint venture, it shall bear the social insurance fees (such as old-age insurance, unemployment, medical treatment, work injury, maternity leave etc.) regulated by China law and regulations of each of them, but the fees occurred before the date of engaging (defined according to the effective date of the labor contract) will not be included.

昆明圣火药业（集团）有限公司—合资 经营合同

11.5
The joint venture shall abide by the rules and regulations concerning labor protection regulated by Chinese government to make sure the safe and civil production. The labor insurance of the employees of the joint venture shall be handled in accordance with labor law

ARTUCLE 12 LABOR UNION

12.1	The employees of the CJV can set up the labor union and take out activities under the Labor Union Law of P.R.C and relevant laws and regulations

12.2
The labor union acts as the representive of the employees’ interest. It’s working scope: safeguarding the employees’ democratic rights and interest under the Chinese laws, assisting CJV to arrange the bonus and award fund, giving the employee chances to study knowledge, organizing all forms of artistic and sports activities, supervising the employees to obey the labor discipline and their accomplishment of the economic task for CJV

12.3
After the labor union built, CJV will arrange 2% of the whole employees’ salary as a fund for running the labor union, under the regulations of labor union’s fund set by the National General Labor Union and others in China.

 ARTICLE 13 Accounting, Auditing And Other Financial Affairs

13.1	Led by the general manager, the chief accountant of the joint venture shall be responsible for the financial management.

13.2
The accounting system and procedure formulated by the General Manager and Chief Accountant pursuant to the Accounting System of the People’s Republic of China on Foreign Investment Enterprise and other laws and rules and regulations shall be submitted to the board of directors. The accounting system and procedure shall be submitted to the authorities in charge and Local Financial Department and tax authorities for reference.

昆明圣火药业（集团）有限公司—合资 经营合同

13.3	The joint venture shall use RMB as recording currency. also it can use USA dollars or other foreign currency as the supplementary recording currency

13.4	All the accounting records, notes, account books and the financial statement and reports of the joint venture must be written in Chinese

13.5	Foreign currency and RMB shall be converted at the average rate of buy and sell published by People’s Bank of China that day according to the real income and expenses of the joint venture.。

13.6	The joint venture adopts calendar year as its financial year. The first financial year will be counted from the day of taking the business license to Dec.31 of that year

13.7
Both parties have the sufficient and same chance to examine the accounts of the joint venture, which shall be kept in the legal addresses. The joint venture shall provide the financial reports which have not been audited to both parties monthly and quarterly in order that they know the financial results of the joint venture consistently. In addition, each party can invite a CPA in China or abroad to audit the accounts of the joint venture on its behalf, with the condition of burdening the fees itself and notifying the joint venture in advance. The joint venture shall permit the auditor to audit all the accounting and financial records and other documents, under the terms of the consent of the auditor to keep secret of the above documents.

13.8
The joint venture shall invite a Chinese CPA who independent to each party to audit its accounts and produce annually financial statements and reports. The first draft of the audited financial statement and reports shall be submitted to both parties and the board of directors in two months after every financial year and the last draft shall be completed in four months after the financial year.

13.9
The joint venture shall open foreign account and RMB account separately in the bank which has been approved to run the foreign currency business in China. Upon the approval of the Chinese Foreign Currency Administrative Bureau, the joint venture can open a foreign currency account in the foreign bank aboard.

昆明圣火药业（集团）有限公司—合资 经营合同

13.10
Through its product sale or other methods permitted by Chinese laws, rules and regulations (include exchanging foreign currency in bank and the Center of The Foreign Exchange Adjustment, in accordance with the regulations of administration of foreign currency); the joint venture shall be in charge of keeping the balance of the income and expenses of the foreign currency by itself.

13.11
After having paid the income tax and offset the losses of the former years, the board of directors shall determine the amount of the three funds drawn from the net profit after tax each year. Unless the otherwise decision of the board of directors, the total amount of the three funds in any year shall not exceed 15% of the net profit after tax in that year.

13.12	The joint venture shall distribute profits to both parties according to the following provisions:

(1)
Theboard of directors shall decide on the amount of the money for reserving for operation (after the drawing for three funds) and the amount of the distributions to both parties according to the proportion of their capital distributions within four months after each fiscal year.

(2)	The profit shall not be distributed if the losses of previous years have not been offset. The undistributed profits of previous years can add to the profit this year for distribution

ARTICLE 14 TAXES

14.1
The joint venture shall pay all the taxes and custom duty in accordance with Chinese central and local laws and rules and regulations .All the Chinese and foreign persons shall pay their income taxes in accordance with the Law of the People’s Republic of China on Individual Income Tax

ARTICLE 15 CONFIDENTIALITY

15.1
Each of the parties has disclosed or will disclose its date about business, financial affairs, special technology, research and development and other confidential date to the others before or during the execution of the contract. In addition, both parties may obtain some confidential and special data about the joint venture. Likewise, the joint venture may obtain similar data about both parties during the fulfillment of the contract. Unless otherwise regulations about confidentiality, each of the parties or the joint venture who has received all the above date (written and oral data included, the"confidential data") must do as follows during the fulfillment of the contract and the next two years:

昆明圣火药业（集团）有限公司—合资 经营合同

(1)	Keep the above confidential data confidential

(2)	Not disclose the confidential data to any person or entity except its own employees who need to know the data because of the fulfillment of their duties.

15.2	The above regulation of 15.1 does not apply to the following confidential data:

(1)	If the written record before the disclosure can prove that the data has been known by others.

(2)	Public data not because of the breach of the contract by the accepter party;

(3)	The data is known from the third parties who do not have the duty of keeping confidential;

(4)	Data required to be disclosed by the court which has jurisdiction right or the administration of government.

15.3
If demanded by one party, the joint venture shall sign another confidential agreement about the confidential data obtained from the party or the related company, the terms of which shall be similar with the terms of article 15.

15.4
Each of the parties and the joint venture shall make the regulations in order that the directors, officers and other employees of the party and the related company will comply with the obligations stated in article 15. All the directors, managers and other employees of the joint venture shall be required to sign the confidentiality surety ship letter in the accepted form by both parties.

15.5	The regulations of article 15 won’t do harm to any right or obligation of the parties or the joint venture under the law or regulations related.

15.6
As for any natural person or legal person of the parties of the contract, the article 15 will still bind upon them after they are no longer the party for the reason of the transfer of their registered capital and corresponding rights and obligations. In addition, the rights and obligations of article 15 will still take effect after the expiration or the termination in advance, even after the dissolution of the joint venture.

ARTICLE 16 TIME LIMIT

16.1	The time limit of cooperation is 50 years, which shall begin since the issuance of the business license.

16.2
With the consent of both parties, they can apply to the examination and approval authority for the extension of the time limit in no less than six months before the expiration. Unless the approval by the examination and approval authority, the time limit cannot be extended.

昆明圣火药业（集团）有限公司—合资 经营合同

ARTICLE 17 TERMINATION, MERGE AND LIQUIDATION

17.1
The contract shall be terminated after the expiration of cooperation unless been extended in accordance with article 16.2. The contract can be terminated upon consensus through written consultation by both parties. One party have the right to notify the others in written form thirty days in advance to dissolve the contract before the expiration in any of the following situations:

(1)	The joint venture has stopped its business, or is unable to return its due debts;

(2)	The party who has the right to terminate can terminate the contract in accordance with article 6.7,article 21.3 or article 22.2.

(3)	All or part of the assets of the joint venture has been confiscated, which will do heavy damages to the joint venture.

(4)	Any party violates the contract to transfer all or part of the shares of the registered capital,. Only the other party can terminate the contract in this case

(5)
Any party violates the regulations of the contract or the article materially in other aspects and the conduct cannot be corrected in sixty days after the written notice. Only the party who comply with the contract can terminate the contract in this case.

(6)
Where any party has been declared bankrupt, or has become the target of the bankruptcy, dissolution or liquidation procedure, or is unable to return due debts, only the party who won’t be affected can terminate the contract.

17.2
If any party has delivered the notice of desiring to terminate the contract in accordance with article 17.1, both parties shall negotiate in two months after the delivery and strive for the remove of the reasons of termination. If the problem cannot be settled after the expiration of two months, any party has the right to purchase the rights and interests of the others’ in accordance with article 17.3, with the condition that the party who complies with the contract or the party who has not been affected has the right to purchase the other party’s interests according to proportion in accordance with the provisions of paragraph 5, 6, of article 17.1

17.3
(1)       Except the regulation of article 17.2, any party (the "buyer") can purchase the rights and interests of the other party (the "withdrawer") with the consent of the withdrawer after the termination according to article 17.1 or before the expiration stated in article 16.If the buyer has delivered the notice of desiring to purchase the interests of the other party according to the article, both parties shall consult the value of the joint venture. If the consultation has not finished in the following thirty days, both parties shall appoint an international investment bank company to determine the value of the joint venture (being a managing enterprise)with the world known standard. The expenses shall be beard by the joint venture

昆明圣火药业（集团）有限公司—合资 经营合同

(2)
The purchasing price is the products of the two items: (a) the value of the joint venture determined in accordance with paragraph 1; (b) the contribution proportion of the registered capital of the withdrawal then. The buyer may notify the withdrawal in written form to buy the rights and interests in purchasing price of the withdrawal in the joint venture in thirty days after the determination of the value of the joint venture.

(3)
If the buyer choose to buy the rights and interests of the withdrawal, both parties shall sign the contract about making over the above interests in time and apply for all the approval of authorities required by the sale. If the sale hasn’t completed in ninety days after the receipt of the notice letter stated in paragraph 2, the buyer has the right (but without the obligation) to terminate the purchase at any time. In this case, the sale application shall be withdrawn. The joint venture and both parties shall apply for dissolving the joint venture to the examination and approval authority at once.

17.4
Where the contract has been terminated in accordance with article 17, if any party did not begin the purchase procedure in accordance with article 17.3, which will be deemed as the board of the directors passed the resolution of dissolving the joint venture correspondingly and the joint venture shall submit the dissolving application to the examination and approval authority at once. For the purpose of terminating of the contract and dissolving the joint venture, each of the parties agree to take all the acts and sign all the files required by laws, and agree to prompt the entrusted members of the board of directors to take the above acts and sign the above files.

 ARTICLE 18 THE HANDLING OF THE ASSETS AFTER THE EXPIRATION OF THE JOINT VENTURE

昆明圣火药业（集团）有限公司—合资 经营合同

18.1
When the time limit of the contract expires, or the application about dissolving the joint venture has been approved with article 17, or the contract has been terminated or the joint venture has dissolved in other cases, the liquidation of the joint venture must be conducted in accordance with Chinese laws, rules related and the following regulations (which won’t have conflict with the above laws and rules):

(1)	The liquidation committee is composed of three members, two of which is appointed by party A, the other remains appointed by Party B. Any decision made by the committee must be passed correspondingly.

(2)
When make and executive the liquidation scheme, the liquidation committee shall try its best to obtain the higher price and sell the assets in USA dollars or the other freely exchangeable foreign currency or RMB under the condition of complying with the regulations about administration of the Chinese foreign exchange.

(3)
When any asset needs liquidation, if the estimation is needed, the committee shall invite a charted accountant firm to do such work, which should register in China and qualify the corresponding endowment and stand alone from either party.

(4)
The liquidation committee is in charge of making liquidation plan, which will be executed after getting the approval of the board of director.

After the liquidation, each of the parties can obtain the copies of all the accounting certificates, account books, financial and accounting statements, minutes and decisions of the meetings of the board of directors and the other concerning files at its own expense

18.2
The regulations of article 17.3, article 17.4 and article 18.1 won’t be valid at the expiration or termination in advance of the contract until the purchase procedure under article 17.3 or the liquidation job under article 18.1 has been completed.

ARTICLE 19 INSURANCE

19.1
The joint venture should keep insurance consistently during the fulfillment of the contract. The sort of the insurance and amount of the money should be decided by the general manager and approved by the board of directors.

ARTICLE 20 LIABITITIES FOR BREACH OF CONTRACT

20.1
If either party breaks the contract, it shall bear the liability arising out of the breach. In any case, the liability of the party who breaks the contract is limited by its capital contributions amount.

ARTICLE 21 FORCE MAJEURE

21.1	If any force majeure occurs, one party can not fulfill the obligations of the contract, therefore the contract should be suspended, not breach.

昆明圣火药业（集团）有限公司—合资 经营合同

21.2
The party who claims the force majeure should notify the other party in written form and provide the sufficient proofs to prove the occurrence and consistence time of the force majeure in the following fifteen days

21.3
If any force majeure occurs, both parties should negotiate immediately in order to find the fair settlement method and should try their best to reduce the affect of the force majeure to the minimum. If the occurrence or result of the force majeure had caused heavy loss to the operation of the joint venture over six months and the two parties had not found the fair settlement methods, each of the parties can terminate the fulfillment of the contract with the condition that it has fulfilled the obligations of article 21.3.

ARTICLE 22 APPLICABLE LAW

22.1
The establishment, effect, explains and fulfillment as well as the controversy about the contract applies to Chinese issued law. If Chinese issued law does not regulate some problem about the contract, the common international merchant precedent should be referred to.

22.2
If China issue new law or regulation, or modify, explain any issued law or regulation after the contract has come into force, therefore the economic interest of one party may be effected in essence, the two parties should negotiate immediately and try their best to carry out necessary adjustment in order that the economic interest obtained from the contract will be no less than the level before. If the adjustment can not be carried out, any party whose interest has been affected in essence can terminate the contract.

22.3
The joint venture and the two parties have the right to enjoy the preferential treatment enjoyed by the foreign investing enterprise or the foreign investor and the more preferential tax, or other preferential treatments according to law after the contract signed. The two parties agree to apply for the above preferential treatment by the two parties or the joint venture in time according to law.

 ARTICLE 23 SETTLEMENT OF DISPUTES

23.1
Any dispute arising from the performance of the Contract shall be settled firstly through negotiation by both parties. If the written notice about the negotiation cannot be passed in sixty days after the delivery by one party, each of the parties can submit the dispute to China International Economic and Trade Arbitration Commission (the "Arbitration Commission").The arbitration will take place in Shanghai according to the effective rules of procedures of the said commission.

昆明圣火药业（集团）有限公司—合资 经营合同

23.2
The Arbitration Commission should be constituted by three arbitration persons, one appointed by the appealed ,the other appointed by the and the third appointed by both parties, failing which the third should be appointed by the Arbitration Commission and act as the chief arbitration person of arbitration court.

23.3	The procedure of arbitration shall be conducted in Chinese.

23.4	The arbitration award shall be final and binding upon both parties.

23.5	Except the controversy items, both parties shall continue carrying out the contract during the arbitration.

23.6
In the procedure of arbitration, judicial process or others, which is between two parties and relevant to this contract, any party claim to give up dominion immunity pleading, or other pleading with the fact or claim of being a department or institution of dominion country

ARTICLE 24 MISCELLANEOUS PROVISIONS

24.1
If one party fails or delays to exercise one right under the contract, it cannot be seemed as the waiver to the right. Any exercise of the rights alone or partly cannot exclude to exercise the right separately either in the future.

24.2
Unless otherwise provisions of the contract, without the written consent of the other party, or without the approve of the authorities concerned demanded by law, each of the parties cannot transfer the contract or its entire rights and obligations under the contract completely or partly.

24.3
The contract is established for the benefit of both parties and their legal successors and their acceptance, therefore will bind upon all of them. The contract cannot be modified orally. Any modification on the contract will be valid with the condition of the written consent of both parties and requirement of law and approve of the authorities concerned as well.

24.4	The invalidity of any term of the contract does not affect the validity of the others.

24.5	The contract has six Chinese original copies

24.6
All notifications or written notices required under the contract, which are delivered to the other party or the joint venture by one party, shall be written in Chinese and sent by express courier’s notification documents, and confirmed by the express courier’s notification documents, or sent by fax. The above mentioned documents will be deemed to be been received after 7 days from the date when handled to the express courier. Or, if sent by fax, it shall be 1 day after fax. But it shall have the fax confirmation document as evidence and this document shall be faxed over too. All the notifications and written notices shall be sent to the following addresses before the written modification notice of the addresses have been received by the other parties:

昆明圣火药业（集团）有限公司—合资 经营合同

PARTY A:
LAN’S INT’L MEDICINE INVESTMENT CO., LIMITED
UNIT 2E, 2/F., RIGHT EMPEROR COMMERCIAL BUILDING, 122-126 WELLINGTON STREET, CENTRAL, HONGKONG)
Facsimile Number: 0871-7282620
Attn: Lan Gui Hua

PARTY B:
SDIC Venture Capital Investment, Co., Ltd
International Investment Building ,No6-6, North street,Fu cheng men, Western city district, Beijing
Facsimile Number: 010-66579535
Attn: Deng Hua

JOINT VENTURE:
Kunming Shenghuo Pharmaceutical Group Co., Ltd
Facsimile Number: 0871-7282620
Attn: General Manager

24.7
The contract constitutes of the whole agreement about the targeted matter of the contract and will replace all the discussions, negotiations and agreements made before about the subject. Where the contract has any conflict with the terms and regulations of the articles, the terms and regulations of the contract shall govern. The authorized representatives of each party officially to sign the contract on May 22, 2006.

LAN’S INT’L MEDICINE INVESTMENT CO., LIMITED (signed by company seal)
Signature: Lan Gui Hua
Name: Lan Gui Hua
Post: President
Nationality: Chinese

昆明圣火药业（集团）有限公司—合资 经营合同

SDIC Venture Capital Investment, Co., Ltd (signed by company seal)
Signature: Deng Hua
Name: Deng Hua
Post: Vice-General Manager
Nationality: Chinese